Exhibit 21.1

SUBSIDIARIES OF EQT INFRASTRUCTURE COMPANY LLC

(As of November 15, 2024)

Name	Jurisdiction
EQIC Holdings GP LLC	Delaware
EQIC Holdings L.P.	Ontario
EQIC Holdco LLC	Delaware